Exhibit 99.1

1615 SOUTH 52nd STREET, TEMPE, ARIZONA (480) 449-8900 FAX (480) 449-8929

NEWS RELEASE

For Release	August 2, 2007
Contact	(480) 449-8900	(212) 355-4449
	Norman Stout	Steve Frankel / Jeremy Jacobs
	Inter-Tel Chief Executive Officer	Joele Frank, Wilkinson Brimmer Katcher

INTER-TEL STOCKHOLDERS APPROVE MERGER WITH MITEL

TEMPE, AZ, August 2, 2007 – Inter-Tel (Delaware), Incorporated (NASDAQ: INTL) announced that, based on the preliminary tabulation provided by the Company’s proxy solicitor, it appears that Inter-Tel stockholders approved the adoption of the merger agreement with Mitel Networks Corporation at today’s Special Meeting. The preliminary tabulation indicates that more than 60% of the Company’s outstanding shares voted in favor of the transaction.

“We are pleased that Inter-Tel stockholders agreed with us that the Mitel merger represents the greatest value currently available to Inter-Tel stockholders and is in their best interests,” said Alexander L. Cappello, Inter-Tel’s Chairman. “On behalf of Inter-Tel’s Board of Directors, I want to thank our stockholders, customers and dedicated employees for their support throughout this process. We look forward to completing the merger shortly, and we anticipate a smooth integration of the two companies.”

As previously disclosed, in connection with litigation currently before the Delaware Court of Chancery, the Company and Mitel have agreed not to complete the merger until after an August 8, 2007 hearing on a motion for a preliminary injunction of the merger. Subject to the outcome of that hearing, the Company currently expects to close the transaction as promptly as practicable after the hearing.

On April 26, 2007, Inter-Tel entered into a definitive merger agreement whereby Mitel agreed to acquire Inter-Tel for $25.60 per Inter-Tel share in cash, representing a total purchase price of approximately $723 million.

At the Special Meeting, all proxy cards and ballots were turned over to the independent inspector of elections, IVS Associates, Inc., for final tabulation and certification. Final voting results will be publicly announced promptly after they have been tabulated and certified.

About Inter-Tel (Delaware), Incorporated

Inter-Tel (Nasdaq: INTL) offers value-driven communications products; applications utilizing networks and server-based communications software; and a wide range of managed services that include voice and data network design and traffic provisioning, custom application development, and financial solutions packages. An industry-leading provider focused on the communication needs of business enterprises, Inter-Tel employs approximately 1,940 communications professionals, and services business customers through a network of 57 company-owned, direct sales offices and approximately 300 authorized providers in North America, the United Kingdom, Ireland, Australia and South Africa. More information is available at www.inter-tel.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, concerning, among other things, the anticipated completion of the Mitel merger and the outcome of pending litigation. Forward-looking statements are statements in the future tense or that include words such as “intends,” “believe”, “expect”, “proposed”, “anticipates” and words of similar import. Forward-looking statements are based on assumptions, suppositions and uncertainties, as well as on management’s best current assessment of future events. However, actual results may differ materially from those reflected in forward-looking statements based on a number of factors, many of which are beyond the control of Inter-Tel. Such factors may include, without excluding other considerations, risks relating to the Mitel transaction and planned integration of the two companies, the outcome of pending litigation, activities undertaken by Steven G. Mihaylo, the satisfaction of the conditions to completion of the merger, and general market trends or economic changes. Inter-Tel disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Inter-Tel and the Inter-Tel logo are trademarks of Inter-Tel (Delaware), Incorporated.

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